UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*
Amendment No.1

Xinyuan Real Estate Co., Ltd.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

98417P105**
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting  person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**This CUSIP number applies to the Issuer's American Depositary Shares, each representing two shares of Common Stock.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Alpha Fund V Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0
12		TYPE OF REPORTING PERSON OO

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Alpha Intermediate Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0
12		TYPE OF REPORTING PERSON PN

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Macro Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON OO

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Macro Intermediate Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON PN

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON DBGM Associates LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON OO

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Principal Holdings I LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,309,418*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON PN

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON FIG Asset Co. LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0
12		TYPE OF REPORTING PERSON OO

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Macro Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON OO

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Macro Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON PN

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Macro Advisors LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON IA

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Macro GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON OO

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Fortress Operating Entity II LP*
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON PN
* Fortress Operating Entity II LP merged with Fortress Operating Entity I LP on December 31, 2009.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON FIG LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON OO

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Fortress Operating Entity I LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON PN

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON FIG Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON CO

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Fortress Investment Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON OO

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON DBGM Onshore LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON OO

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON DBGM Offshore Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON OO

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON DBGM Alpha V Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 498,031*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON OO

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON DBGM Onshore GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12		TYPE OF REPORTING PERSON OO

Item 1.
	(a)	Name of Issuer:

The name of the issuer is Xinyuan Real Estate Co., Ltd. (the “Issuer”).

	(b)	Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at 27/F, China Central Place, Tower II, 79 Jianguo Road, Chaoyang District, Beijing 100025, People’s Republic of China.

Item 2.
	(a)	Name of Person Filing:

This statement is filed by:

	(i)	Drawbridge Global Alpha Fund V Ltd, a Cayman Islands company;

	(ii)	Drawbridge Global Alpha Intermediate Fund L.P., a Cayman Islands limited partnership;

	(iii)	Drawbridge Global Macro Master Fund Ltd, a Cayman Islands company;

	(iv)	Drawbridge Global Macro Intermediate Fund L.P., a Cayman Islands limited partnership;

	(v)	DBGM Associates LLC, a Delaware limited liability company;

	(vi)	Principal Holdings I LP, a Delaware limited partnership;

	(vii)	FIG Asset Co. LLC, a Delaware limited liability company;

	(viii)	Drawbridge Global Macro Fund Ltd, a Cayman Islands company;

	(ix)	Drawbridge Global Macro Fund LP, a Delaware limited partnership;

	(x)	Drawbridge Global Macro Advisors LLC, a Delaware limited liability company;

	(xi)	Drawbridge Global Macro GP LLC, a Delaware limited liability company;

	(xii)	Fortress Operating Entity II LP, a Delaware limited partnership;

		(xiii)	FIG LLC, a Delaware limited liability company;

		(xiv)	Fortress Operating Entity I LP, a Delaware limited partnership;

		(xv)	FIG Corp., a Delaware corporation;

		(xvi)	Fortress Investment Group LLC, a Delaware limited liability company;

		(xvii)	DBGM Onshore GP LLC, a Delaware limited liability company;

		(xviii)	DBGM Onshore LP, a Delaware limited partnership;

		(xix)	DBGM Offshore Ltd, a Cayman Islands company; and

		(xx)	DBGM Alpha V Ltd, a Cayman Islands company.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

	(b)	Address of Principal Business Office:

The address of the principal business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: Michael Cohn.

(c)	Citizenship:

Each of DBGM Onshore GP LLC, DBGM Associates LLC, FIG Asset Co. LLC, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro GP LLC, FIG LLC and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of DBGM Onshore LP, Drawbridge Global Macro Fund LP, Principal Holdings I LP, Fortress Operating Entity I LP and Fortress Operating Entity II LP is a limited partnership organized under the laws of the State of Delaware. Each of Drawbridge Global Alpha Fund V Ltd, DBGM Offshore Ltd, DBGM Alpha V Ltd, Drawbridge Global Macro Master Fund Ltd and Drawbridge Global Macro Fund Ltd is a company organized under the laws of the Cayman Islands. Each of Drawbridge Global Alpha Intermediate Fund L.P. and Drawbridge Global Macro Intermediate Fund L.P. is a limited partnership organized under the laws of the Cayman Islands. FIG Corp. is a corporation organized under the laws of the State of Delaware.

	(d)	Title of Class of Securities:

Common Stock, par value $0.0001 per share (the “Common Stock”) and American Depositary Shares, each representing 2 shares of Common Stock.

	(e)	CUSIP Number:

98417P105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

	(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

As of June, 30, 2009, Drawbridge Global Macro Master Fund Ltd is the beneficial owner of 0 shares of Common Stock.

	A.	Drawbridge Global Alpha Fund V Ltd
(a) Amount beneficially owned: 0
(b) Percent of class: 0%
(c) (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

	B.	Drawbridge Global Alpha Intermediate Fund L.P.
(a) Amount beneficially owned: 0
(b) Percent of class: 0%
(c) (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

F.	Drawbridge Global Macro Master Fund Ltd
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

G.	Drawbridge Global Macro Intermediate Fund L.P.
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

H.	DBGM Associates LLC
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

I.	Principal Holdings I LP
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

J.	FIG Asset Co. LLC
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

K.	Drawbridge Global Macro Fund Ltd
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

L.	Drawbridge Global Macro Fund LP
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0

(iv) Shared power to dispose or direct the disposition: 0

M.	Drawbridge Global Macro Advisors LLC
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

N.	Drawbridge Global Macro GP LLC
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

O.	Fortress Operating Entity II LP
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

P.	FIG LLC
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

Q.	Fortress Operating Entity I LP
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

R.	FIG Corp.
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

S.	Fortress Investment Group LLC
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0

(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

	T.	DBGM Offshore Ltd
		(a)	Amount beneficially owned: 0
		(b)	Percent of class: 0%
		(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

	U.	DBGM Onshore LP
		(a)	Amount beneficially owned: 0
		(b)	Percent of class: 0%
		(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

	V.	DBGM Alpha V Ltd
		(a)	Amount beneficially owned: 0
		(b)	Percent of class: 0%
		(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

	W.	DBGM Onshore GP LLC
		(a)	Amount beneficially owned: 0
		(b)	Percent of class: 0%
		(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

Item 5.	Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that, as of the date hereof, each Reporting Person has ceased to be the beneficial owner of more than five percent of Common Stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of a Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

DRAWBRIDGE GLOBAL ALPHA FUND V LTD

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DRAWBRIDGE GLOBAL ALPHA INTERMEDIATE FUND L.P.

By:	DBGM ASSOCIATES LLC its general partner

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DRAWBRIDGE GLOBAL MACRO INTERMEDIATE FUND L.P.

By:	DBGM ASSOCIATES LLC its general partner

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

DBGM ASSOCIATES LLC

By:	PRINCIPAL HOLDINGS I LP its sole managing member

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

PRINCIPAL HOLDINGS I LP

By:	FIG ASSET CO. LLC its general partner

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

FIG ASSET CO. LLC

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

DRAWBRIDGE GLOBAL MACRO FUND LTD

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

DRAWBRIDGE GLOBAL MACRO FUND LP

By:	DRAWBRIDGE GLOBAL MACRO FUND GP LLC its general partner

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

DRAWBRIDGE GLOBAL MACRO GP LLC

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

FIG LLC

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

FORTRESS OPERATING ENTITY I LP

By:	FIG CORP. its general partner

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2011

FIG CORP.

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

FORTRESS INVESTMENT GROUP LLC

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DBGM ONSHORE LP

By:	DBGM ONSHORE GP LLC its general partner

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DBGM ONSHORE GP LLC

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DBGM OFFSHORE LTD

By:	DBGM ONSHORE GP LLC the holder of its management shares

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DBGM ALPHA V LTD

By:	DBGM ONSHORE GP LLC the holder of its management shares

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer